REAL ESTATE CONTRACT
10540 PENDLETON PIKE, INDIANAPOLIS, IN 46236

ARTICLE 1: GENERAL PROVISIONS

1.1
Contract. Subject to the terms and conditions of this Real Estate Contract (this “Contract”), AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP, a Minnesota limited partnership, as to an undivided sixty-five percent (65%) tenant-in-common interest, and AEI INCOME & GROWTH FUND 25 LLC, a Delaware limited liability company, as to an undivided thirty-five percent (35%) tenant-in-common interest (together, the “Seller”), agrees to sell to GH WILLOWBROOK, LLC, an Illinois limited liability company (“Purchaser”), and Purchaser agrees to purchase from Seller, the real property described in Exhibit A attached hereto together with all improvements located thereon having a street address of 10540 Pendleton Pike, Indianapolis, IN 46236, and Sellers’ interest in Lease. The Property is being sold subject to that Lease Agreement dated July 29, 2004, by and between Single Jack Partners, LLC, an Ohio limited liability company (“Single Jack”), and Advance Stores Company, Incorporated, a Virginia corporation (“Tenant”), as supplemented by that Commencement Date Agreement dated May 24, 2005, by and between Single Jack and Tenant, as further supplemented by that acceptance letter dated August 11, 2005, by Tenant to Single Jack, as further supplemented by that acknowledgement letter dated November 2, 2006, by Tenant to Single Jack, as amended by that Lease Modification Agreement dated December 19, 2006, by and between Single Jack and Tenant, as assigned by that Assignment and Assumption of Lease dated December 21, 2006, Single Jack, as assignor, and Seller, as assignee, as further amended by that Second Amendment of Lease dated February 2, 2018, by and between Seller and Tenant, and as further amended by that Third Amendment of Lease Agreement dated August 2, 2024, by and between Seller and Tenant (collectively, the “Lease”). The Lease is memorialized by that Memorandum of Lease dated November 14, 2006, and recorded December 21, 2006, as Instrument No. 2006-0193823, as assigned by that Assignment and Assumption of Lease dated December 21, 2006, and recorded December 21, 2006, as Instrument No. 2006-0193826 (together, the “Memorandum of Lease”).

1.2
Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Property shall be ONE MILLION FOUR HUNDRED AND NINETY THOUSAND and No/100 Dollars ($1,490,000.00) (the
“Purchase Price”). Provided that all conditions precedent to Purchaser’s obligations to close, as set forth in this Contract, have been satisfied, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller by federal wire transfer of immediately available funds at Closing (hereinafter defined), subject to any prorations and credits or other adjustments hereunder.

1.3
Title Company and Escrow Agent. The Title Company and Escrow Agent for this transaction shall be: First American Title Insurance Company, 1380 17th Street, Denver, Colorado 80202, Kristine Rosenthal; phone number: (303) 876-1112; email: krosenthal@firstam.com (as applicable, the “Title Company” or “Escrow Agent”).

1.4
Effective Date. This Contract is executed as of May 12, 2025 (the “Effective Date”).

1.5
Due Diligence Period. The “Due Diligence Period” is the period beginning on the Effective Date and ending forty-five (45) days thereafter.

1.6
Closing Date. The “Closing Date” is the date which is fifteen (15) days after the expiration of the Due Diligence Period or such earlier date as Purchaser may designate upon not less than five (5) business days’ prior written notice to Seller.

1.7
Deposit of Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deposit $25,000.00 in cash as its initial earnest money deposit (such amount, the “Initial Earnest Money”) with

Escrow Agent. Provided Purchaser has not exercised its unilateral right to terminate this Contract on or prior to the end of the Due Diligence Period, Purchaser shall deposit the sum of $10,000.00 as additional earnest money (the “Additional Earnest Money”) with Escrow Agent. The Initial Earnest Money and the Additional Earnest Money, together with all interest earned thereon, are collectively referred to as the “Earnest Money”. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. The Earnest Money shall be promptly returned to Purchaser upon any termination of this Contract other than by reason of Purchaser’s default in its obligation to close hereunder. Provided such supplemental escrow instructions are not in conflict with this Contract as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Contract.

ARTICLE 2: DUE DILIGENCE

2.1
Property Information. Within three (3) business days after confirmation of Purchaser’s deposit of the Initial Earnest Money with Title Company, Seller shall deliver to Purchaser the information described in Exhibit C (the “Property Information”) to the extent in Seller’s possession or control. During the pendency of this Contract, Seller shall supplement the Property Information with any document that would constitute Property Information and coming into Seller’s possession (or reasonable control) or produced by or for Seller after the initial delivery of the Property Information. If this Contract is terminated for any reason other than Seller’s default hereunder, Purchaser shall promptly return or destroy the Property Information to Seller.

2.2
Inspections and Financial Due Diligence. Subject to the indemnification obligations stated herein, Purchaser or Purchaser’s agents shall have the right to enter and inspect the Property, and all aspects pertaining to the Property (including, but not limited to, the financial, physical, economic, marketability, and environmental condition, soil analysis, core drilling, environmental tests and engineering survey of the Property) all at Purchaser’s cost and expense. Purchaser agrees to indemnify and hold Seller harmless for any loss or damage to the Property or injuries to or deaths of persons caused by Purchaser or its agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Contract for twelve (12) months regardless of the presence of insurance coverage or the lack thereof. Seller’s contact for coordination of inspections at the Property during the Review Period is: Stacy McMahon, smcmahon@aeifunds.com (“Seller’s Inspection Representative”). Purchaser’s right to enter and inspect the Property (including Seller permitting access to the roof of the Property) between the Effective Date and the Closing Date shall be in accordance with the following terms and conditions:

(a)
This Contract has not been terminated.

(b)
Purchaser shall promptly restore the Property to substantially the same condition that existed prior to Purchaser’s entry and inspection of the Property and Purchaser hereby indemnifies Seller against and holds Seller harmless from any claims, liens, causes of action, or obligations by persons or entities not a party to this Contract which arise out of or are in any way related to Purchaser’s activities at the Property before Closing, including without limitation, Seller’s direct costs, out-of-pocket expenses and reasonable attorney’s fees incurred in connection with defending against or clearing Seller’s title to the Property of such claims, liens, causes of actions or obligations as well as personal injury, death and property damage; provided, the foregoing indemnity shall not indemnify the Seller against any such loss due to its own malfeasance, or to the extent of liability arising solely from negligence or willful misconduct of Seller, or from any liability resulting merely from the fact that Purchaser’s investigations identify environmental matters, structural defects, or other adverse conditions affecting the Property that were not created or exacerbated by Purchaser or its activities. In the event of any liability on the part of Purchaser pursuant to the foregoing indemnity, said liability shall not be subject to the limitations on Seller’s remedies nor shall the amounts for which Purchaser is liable under said indemnity be included in the liquidated damages referred to in this section. The foregoing indemnity shall survive the Closing or any early termination of this Contract for nine (9) months.

(c)
Purchaser shall (i) keep all information contained in the studies and reports pertaining to the Property (whether prepared by or on behalf of Seller or Purchaser) confidential, and not disclose or reveal such information, reports, or studies to any other person except the agents or employees of Purchaser who are actively involved in the evaluation of the acquisition of the Property including but not limited to any accountants, attorneys, or other professionals associated with or advising Purchaser in the acquisition of the Property; and (ii) not use any such information for any purpose other than in connection with the evaluation of the acquisition of the Property.

(d)
Any on-site inspections or testing of the Property shall be conducted upon at least twenty- four (24) hours’ prior written notice to Seller and coordinated with Seller’s Inspection Representative. Purchaser agrees (a) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain general liability insurance from an insurer reasonably acceptable to Seller in the amount of One Million Dollars ($1,000,000.00) with combined single limit for personal injury or property damage per occurrence, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (b) to keep the Property free from all liens and encumbrances. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or Tenant. If Purchaser decides to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller at its sole discretion. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact Tenant at the Property without obtaining Seller’s prior written consent.

(e)
Further, during such Due Diligence Period, Purchaser shall have the right to determine if Purchaser can obtain financing for the purchase of the Property in an amount and on such terms as are acceptable to Purchaser.

2.3
Absolute Termination Right. Notwithstanding anything to the contrary in this Contract, if, in Purchaser’s sole and absolute discretion, Purchaser is not satisfied with the condition of the Property for the use proposed by Purchaser for the Property, or with the results of Purchaser’s testing, investigations, inspections, research or studies concerning the Property and its proposed use, or with the documents and materials concerning the Property reviewed by Purchaser, or if Purchaser is unable to obtain an unconditional commitment for financing acceptable to Purchaser, or for any other reason or no reason, Purchaser may terminate this Contract in the exercise of its sole discretion by giving written notice of termination to Seller (the “Termination Notice”) on or before the last day of the Due Diligence Period, in which event the Earnest Money shall be promptly returned to Purchaser and neither party shall have any further liability or obligation under this Contract, except those liabilities and obligations that expressly survive a termination of this Contract. If Purchaser does not give a Termination Notice, this Contract shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Contract pursuant to this Section 2.3.

ARTICLE 3: TITLE REVIEW AND APPROVAL

3.1
Title Review. Promptly following the Effective Date, Purchaser shall order, at Seller’s sole cost, a current preliminary title commitment (such commitment, as it may be amended, supplemented and updated, the “Title Commitment”) from the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, together with legible copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property. Promptly following the Effective Date, Purchaser may obtain and deliver to Seller a new survey or update of Seller’s existing survey at Purchaser’s sole cost and expense (“Survey”). Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and any update to either of the foregoing, and Purchaser may deliver one or more notices (each an “Objection Notice”) to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Commitment, the Survey or any update to either of the foregoing any and all of which shall be delivered at least five (5) days prior to expiration of the Due Diligence Period (“Defects”). Seller shall be obligated to advise Purchaser in writing (each, a “Seller’s Cure Notice”) within five (5) business days after Purchaser delivers any Objection Notice, which (if any) Defects specified in the applicable Objection Notice Seller is willing to cure (“Seller Cure Items”). In the event that Seller fails to timely deliver a Seller’s Cure Notice in response to any Objection Notice, Seller shall be deemed to have delivered a Seller’s Cure Notice electing to not cure the Defects set forth in such Objection Notice and such

Defects shall not constitute Seller Cure Items. The Property shall be conveyed free and clear of monetary liens, security interests, and claims of liens or security interests (other than the lien for non-delinquent taxes) (all such liquidated liens, “Liquidated Liens”) and Purchaser shall have no obligation to object to, or deliver an Objection Notice with respect to, any Liquidated Liens. At or prior to Closing, Seller shall remove (i) all Liquidated Liens; (ii) all Seller Cure Items which Seller has elected to cure, and (iii) any exceptions to title that arise after the effective date of the initial Title Commitment delivered to Purchaser (“New Defects”) that Seller agrees in writing to cure after notice from Purchaser objecting to such New Defects (as Seller Cure Items), and, to the extent that Seller fails to cure and remove all Liquidated Liens and Seller Cure Items on or prior to Closing, Purchaser may, in addition to its rights and remedies hereunder, may elect to: (1) proceed to Closing and deduct from the Purchase Price the amount reasonably necessary to cure and remove such Liquidated Liens and Seller Cure Items;; or (ii) terminate this Contract and receive a prompt refund of the Earnest Money. With respect to any other title exceptions, Seller shall cooperate with Purchaser to remove such exceptions to which Purchaser objects, but, unless Seller otherwise agrees in writing, Seller shall have no obligation to remove such exceptions, but if Seller fails to cure and remove any New Defects to which Purchaser objects, Purchaser may at any time prior to Closing terminate this Contract and receive the prompt refund of the Earnest Money and neither party shall have any further liability or obligation hereunder, except those liabilities and obligations that expressly survive a termination of this Contract. The term “Permitted Exceptions” means those specific exceptions in the Title Commitment as of the end of the Due Diligence Period (excluding Seller Cure Items Seller has elected to cure and Liquidated Liens and any other items Seller is required to remove hereunder), any real estate taxes and assessments not yet due and payable, and rights of Tenant as under the Lease as tenant only, without any right to purchase.

3.2
Title Policy Condition. Purchaser shall not be obligated to close this transaction unless the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, with extended coverage (provided Purchaser obtains the Survey), dated as of the date and time of the recording of the Deed (hereinafter defined), in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, free and clear of liens, subject only to the Permitted Exceptions, and containing the endorsements that the Title Company agreed to issue during the Due Diligence Period (the “Title Policy”).

3.3
Owner’s Affidavit. At Closing, Seller shall execute and deliver to the Escrow Agent an ALTA statement sufficient for the Title Company to issue the Title Policy, a standard gap indemnity, and any other document or undertaking required to cure or remove the exceptions to title that Seller is obligated to cure or remove or that Seller has agreed to cure or remove as a part of the title review process pursuant to Section 3.1.

3.4
CCRs. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of the Property, at the Closing, Purchaser shall identify the party to whom an CCR estoppel shall be delivered and deliver to Seller the form of estoppel certificate which Purchaser desires to request Seller shall thereafter deliver such CCR estoppel within one (1) business day to the declarant, association, committee, agent or other person or entity (“CCR Party”) having governing or approval rights under the CCRs, provided, however, if any CCR Party does not deliver the requested estoppel on or before expiration of the Due Diligence Period then Purchaser shall be entitled to waive the delivery or terminate the Contract. Failure to receive any CCR estoppel is not a Seller Default under Sections 5.2 or 5.3 herein.

ARTICLE 4: COVENANTS

4.1
Operation of Property. Seller shall perform, when due, all of Seller’s obligations under the Leases and any other agreement relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Property in substantially the same condition as exists on the Effective Date, reasonable wear and tear excepted. Seller owns no interest in any personalty with respect to the Property. Any personal property and trade fixtures are owned by Tenant.

4.2
New Contracts. From the Effective Date through the Closing, except as provided below with respect to leasing activities, Seller will not enter into, amend, terminate, waive any default under or grant concessions regarding any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on not more than 30 days’ prior notice without the payment of any termination fee (provided that Seller promptly shall furnish to Purchaser copies of any such contracts so entered into by Seller).

4.3
Exclusivity. From the Effective Date through the Closing, Seller will not discuss or negotiate with any third party the sale or other disposition of any of the Property, or enter into any contract (whether binding or not) regarding any sale or other disposition of the Property.

4.4
Operating Expenses. Seller shall monitor Tenant’s payment all operating expenses of the Property as the same become due for the period up to the Closing Date, and all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to the Property.

4.5
Leasing. From the Effective Date through the Closing, Seller will not amend, extend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions with respect to any Lease or enter into any new lease or occupancy agreement unless Purchaser has given its prior written consent. Purchaser shall not unreasonably withhold or delay its consent to any such leasing activity.

4.6
Estoppel Certificate. Seller shall make a written request to Tenant within five (5) business days of the Effective Date to obtain and deliver to Purchaser, no later than five (5) business days prior to the Closing Date, an estoppel certificate, from Tenant, substantially in the form attached to this Contract as Exhibit D and certified to Purchaser. Receipt of the Tenant estoppel is a condition of Closing only and is not a reason for, and shall not cause, any extension of the Due Diligence Period and shall not be a Seller Default under Sections 5.2 or 5.3 herein.

4.7
Maintenance of Insurance. From the Effective Date through the Closing, Seller shall continue to carry its existing insurance and shall not allow any breach, default, termination or cancellation of such insurance policies to occur or exist.

4.8
Permits and Encumbrances. From the Effective Date through the Closing, Seller shall not: encumber the Property or create or modify any exceptions to title to the Property; initiate or consent to any action with respect to zoning or other Property entitlements or permits.

4.9
Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties, including, but not limited to, governmental authorities, to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate transfer of the Property to Purchaser in accordance with this Contract

ARTICLE 5: CONDITIONS AND REMEDIES

5.1
Conditions. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be subject to the following conditions:

5.1.1
Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct as of the respective dates made and re-made as of Closing, and, as a condition benefiting Purchaser only, any update to Seller’s representations and warranties pursuant to this Contract does not disclose new facts that are material and adverse in relation to the applicable original representation and warranty;

5.1.2
Covenants. As of the Closing Date, the other party shall have performed its covenants and obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

5.1.3
Pending Actions. As a condition benefiting Purchaser only, at Closing there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that would, in Purchaser’s reasonable discretion, materially and adversely affect the value or marketability of the Property, or the ability of Purchaser to operate the Property in the manner it is being operated on the Effective Date;

5.1.4
Real Estate Taxes. As a condition benefiting Purchaser only, as of the Closing Date, there shall have been no actual or pending reassessment of the value of the Property for the purpose of calculating real estate taxes, other than a reassessment in the ordinary course of general applicability;

5.1.5
Zoning. As a condition benefiting Purchaser only, on the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Property;

5.1.6
Utilities. Intentionally Omitted;

5.1.7
Material Change. There shall be no material change in any condition of, or affecting, the Property that has occurred after the Due Diligence Period, including, without limitation, any dumping of refuse or environmental contamination of the Property;

5.1.8
Proceedings. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Contract or the consummation of the transactions contemplated hereby;

5.1.9
Title Policy. The Title Company shall issue the Title Policy insuring Purchaser as the fee simple owner of the Real Property, as of Closing in the full amount of the Purchase Price, subject only to the Permitted Exceptions; and

5.1.10
Other. Any other condition set forth in this Contract to such party’s obligation to close is not satisfied by the applicable date.

5.2
Effect of Failure of Condition. If any condition benefiting a party has not been satisfied as of the Closing Date or other applicable date, such party may, provided it is not in default hereunder, in its sole discretion:
(i) terminate this Contract by delivering written notice to the other party on or before the Closing Date or other applicable date, in which event the Earnest Money shall be returned to Purchaser, (ii) extend the time available for the satisfaction of such condition by up to a total of 10 business days, or (iii) elect to close, notwithstanding the non- satisfaction of such condition, with reservation of any rights such party may have with respect to any prior breach. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above.

5.3
Remedies. IN THE EVENT PURCHASER DEFAULTS IN ITS OBLIGATIONS TO CLOSE HEREUNDER, SELLER SHALL BE ENTITLED AS SELLER’S SOLE REMEDY HEREUNDER, AT LAW OR IN EQUITY, TO TERMINATE THIS CONTRACT AND RECEIVE, AS FIXED AND LIQUIDATED DAMAGES, THE EARNEST MONEY. (THE FOREGOING SHALL NOT APPLY TO PURCHASER’S INDEMNITY OBLIGATIONS HEREUNDER OR PURCHASER’S OBLIGATIONS UNDER SECTION 2.2 (IN CONNECTION WITH WHICH, PURCHASER’S LIABILITY SHALL BE LIMITED TO SELLER’S ACTUAL DAMAGES AND ITS ATTORNEY’S FEES AND COSTS)). PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT PURCHASER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. PURCHASER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE EARNEST MONEY WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES.

If this transaction fails to close as a result of Seller’s default, the Earnest Money shall be returned to Purchaser and Purchaser shall be entitled to enforce specific performance of Seller’s obligation to close this transaction. Irrespective of which remedy Buyer elects under this Section 5.3, upon Seller’s default that is willful or intentional on the part of the Seller (e.g., without limitation, conveyance by Seller to a third party, or a refusal by

Seller to close when otherwise required by this Contract), Buyer shall also be entitled to recover from Seller all of Buyer’s third party costs and expenses incurred in connection with this Contract up to the aggregate amount of
$20,000.

ARTICLE 6: CLOSING

6.1
Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent. Counsel for the respective parties may execute the escrow instructions, as well as any amendments thereto. In the event of any conflict between the escrow instructions and the provisions of this Contract, as between the parties, the provisions of this Contract shall control.

6.2
Seller’s Deliveries in Escrow. On the Closing Date, Seller shall deliver in escrow to Escrow Agent the following (in form and content reasonably satisfactory to Purchaser):

6.2.1
Deed. A special warranty deed sufficient to vest title in Purchaser as required in Section
3.2 (the “Deed”);

6.2.2
Bill of Sale. Intentionally Omitted;

6.2.3
Assignment of Intangible Personal Property, Service Contracts and Warranties. Intentionally Omitted;

6.2.4
Assignment of Leases, Estoppel Certificates. An assignment of the Leases (including all security deposits and/or other deposits thereunder) (the “Assignment of Leases”), executed by the Seller, with the indemnity agreement described in Section 6.2.3 above, together with the Estoppel Certificate of the Tenant in conformity with Section 4.6 hereof;

6.2.5
Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

6.2.6
FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

6.2.7
Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company;

6.2.8
Rent Roll. Intentionally Omitted;

6.2.9
Terminations. Intentionally Omitted; and

6.2.10
Other Deliveries. Any other Closing deliveries required to be made by or on behalf of
Seller hereunder.

6.3
Purchaser’s Deliveries in Escrow. On the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following (in form and content reasonably satisfactory to Seller):

6.3.1
Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account;

6.3.2
Assignments. Execution by Purchaser of the General Assignment and Assignment of Leases, pursuant to which it assumes certain obligations as provided therein; and

6.3.3
Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

6.4
Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Contract in the form required by Escrow Agent.

6.5
Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and the Lease.

6.6
Delivery of Books and Records. Intentionally Omitted.

6.7
Notice to Tenant. At Closing, Seller and Purchaser shall each execute, and Purchaser shall deliver to Tenant immediately after the Closing, a notice regarding the sale in such form as they may reasonably agree, or and as may be required under the applicable Lease or state law.

6.8
Notice to Vendors. Intentionally Omitted.

6.9
Closing Expenses. Recording fees for the special warranty deed, conveyance fees, fees for releasing Liquidated Liens, title search fees and the premium for an owner’s policy of title insurance (excluding the cost of title endorsements required by Purchaser), and Sellers’ attorney’s fees shall be paid by Seller. The cost of title endorsements required by Purchaser, survey expenses, UCC search expenses, environmental assessments, property inspection and other investigation costs, costs of financing, Mortgage registration tax, premiums for any loan policy of title insurance and endorsements to such policy, and Purchaser’s attorney’s fees shall be paid by Purchaser. The escrow fee shall be evenly divided between the parties. Other costs, charges, and expenses shall be borne and paid as provided in this Contract, or in the absence of such provision, in accordance with custom.

ARTICLE 7: PRORATIONS AND ADJUSTMENTS

7.1
Prorations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.

7.1.1
Collected Rent. All collected rent (excluding Operating Expense Pass-Throughs (hereinafter defined)) and other collected income (and any applicable state or local tax on rent) under Lease in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing Date but applicable to any period of time after Closing

7.1.2
Operating Expense Pass-Throughs. Seller, as landlord under the Lease, is currently passing invoices for taxes and insurance to Tenant

7.1.3
Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority (and any assessments imposed by private covenant) shall be prorated as of the Closing based upon the most recent tax bills and on an accrual basis such that Seller shall provide a credit to Purchaser on account of all prior years not yet due and payable (or paid) and on account of that portion of calendar year 2025 occurring prior to Closing. All delinquent taxes, if any, on the Real Property shall be paid at the Closing by Seller. Special assessments shall be prorated according to the due dates of installments, with Seller being responsible for installments that become due and payable before the Closing Date, and Purchaser being responsible for installments that become due and payable on or after the Closing Date. If, for the fiscal tax year in which the Closing is held, or any prior year, there are any tax protests filed, or abatement application proceedings pending at any time prior to the Closing with reference to the Property, Seller shall have the right to settle such protests or proceedings as long as such settlement does not include any agreement as to the valuation of the Property for real estate tax purposes for the period after the Closing. Otherwise, Seller shall not settle the same without Purchaser’s prior written consent. All amounts recovered as a result thereof, whether by settlement or otherwise, shall, net of attorneys’ fees and other expenses, be apportioned as of the Closing for the fiscal tax year in which the Closing is held, and paid, when received, to the parties entitled thereto; provided, however, that to the extent any such amounts are payable to Tenant pursuant to the terms of the Lease, such amounts shall be promptly paid over to such Tenant. The parties agree to execute any papers or take such steps, either before or after any Closing, as may be necessary to carry out the intention of the foregoing.

7.1.4
Service Contracts. Intentionally Omitted.

7.1.5
Utilities. Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings, except for utilities paid directly by Tenant. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing Date, and such adjustment shall be reported when the next utility bills are received. Purchaser shall be responsible for making any deposits required with utility companies.

7.2
Leasing Costs. Leasing commissions, tenant improvement costs, tenant allowances, moving expenses and other out-of-pocket expenses relating to Leases, and renewals, extensions or amendments thereof (collectively, “Leasing Costs”), (i) that are entered into after the Effective Date and are approved by Purchaser pursuant to Section 4.5, shall be allocated to Purchaser and (ii) that have been entered into on or before the Effective Date, shall be allocated to Seller.

At Closing, Purchaser shall receive a Closing credit for any Leasing Costs that are the responsibility of Seller that have not been paid, including the cost of uncompleted tenant improvements, and, likewise, Seller shall receive a Closing credit for any Leasing Costs that Seller has paid and that are allocated to Purchaser. If Purchaser is responsible for completing tenant improvements pursuant to the foregoing provisions, at Closing Seller shall assign to Purchaser all contracts (including, without limitation, contracts with contractors, architects and/or consultants) related to such construction, pursuant to an assignment instrument in form and substance acceptable to Purchaser, and Seller further shall cause to be delivered to Purchaser at Closing written consents and acknowledgements of such other parties to such contracts consenting to such assignment and otherwise in form and substance acceptable to Purchaser.

7.3
Tenant Deposits. All Tenant security deposits (and interest thereon if required by applicable laws or contract) and not theretofore applied to obligations of such Tenant under the Lease shall be transferred or credited to Purchaser at Closing or placed in escrow if required by applicable laws. As of the Closing, Purchaser shall assume Seller’s obligations related to Tenant security deposits transferred or credited to Purchaser at Closing. In the case of any security deposits held by Seller in the form of letters of credit, such letters of credit shall be transferred to Purchaser at Closing, at Seller’s sole cost.

7.4
Wages. Purchaser shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before or after Closing for employees at the Property or arising from the termination of such employees at or prior to Closing (and Seller shall terminate the employment of any employees at the Property prior to Closing). Purchaser shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.

7.5
Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Contract shall be borne by Seller. The party that is required by applicable laws to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

7.6
Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than CBRE (“Seller’s Broker”) and Seneca Real Estate Group (“Purchaser’s Broker”). Seller shall pay the entire amount of any commission owing to Seller’s Broker pursuant to the terms of a separate agreement between Seller and Seller’s Broker, and Seller’s Broker shall pay a commission owing to Purchaser’s Broker. Subject to the foregoing sentence, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

7.7
Pre-Closing Expenses. Except as otherwise specifically provided in this Contract, Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges (except if and to the extent such utility charges are billed directly to Tenant), relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Property (including, but not limited to, Leases) have been or will, by the Closing, be completed and paid for in full.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1
Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

8.1.1
Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Contract and to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

8.1.2
Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Contract. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Contract.

8.1.3
Leases. The documents constituting the Leases that are delivered to Purchaser are true, correct and complete copies of all of the Leases affecting the Property, including any and all renewals, extensions, amendments or supplements thereto. Except as disclosed in the Property Information, no Tenant have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and, to Seller’s knowledge, no default or breach exists on the part of any Tenant. No controversy, complaint, negotiation or renegotiation (except any pending negotiations for new Leases or negotiations to extend the term of any existing Lease, all in the normal and ordinary process of owning and operating the Property), proceeding, suit or litigation relating to any Lease, is pending or, to Seller’s actual knowledge, threatened. Any tenant improvements or allowances that Seller, as landlord, is obligated to complete or pay pursuant to any Lease, have been completed (and fully paid for) and paid, as applicable, and accepted by the applicable Tenant.

8.1.4
Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except the Lease and those contracts disclosed as a part of the Property Information. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of such contracts.

8.1.5
Operating Statements. Intentionally Omitted.

8.1.6
Legal Compliance. To Seller’s knowledge, neither the Property nor its use violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received, nor is aware of, any written notice from any insurance company or underwriter of any defects in the Property that would cause an increase in insurance premiums. Seller has not received any written notices of violations or alleged violations of any building code or other law with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

8.1.7
Condemnation. Seller has no knowledge of any contemplated or pending condemnation or similar proceeding affecting the Property.

8.1.8
Hazardous Materials. To Seller’s knowledge, neither Seller nor any Tenant has released, generated, produced, stored, treated, processed, transferred or disposed of any Hazardous Materials (as hereinafter defined) on the Property. To Seller’s knowledge, except as may be set forth in the Property Information, the Property does not contain Hazardous Materials in quantities that would trigger any notice, cleanup, or other obligation or liability under Environmental Laws. The term “Hazardous Materials” means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law, and petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas). The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Effective Date of this Contract, together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

8.1.9
Contractors and Suppliers. Intentionally Omitted.

8.1.10
Patriot Act. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated under this Contract, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transaction contemplated under this Contract, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction contemplated under this Contract is or will be in violation of law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.1.11
Independent Unit. Intentionally Omitted.

8.1.12
Disclosure. Other than this Contract, the documents delivered at Closing pursuant hereto and the Lease, there are no agreements relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after the Closing. The items of Property Information delivered to Purchaser pursuant to Section 2.1 are or will be true, correct and complete; and Seller is not aware of any material inaccuracy or omission in the Property Information delivered pursuant to Section 2.1.

8.1.13
Other Contracts. Except for this Contract, Seller has not entered into any agreement to dispose of its interest in the Property.

8.2
Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

8.2.1
Organization and Authority. Purchaser has been duly organized and is validly existing, and is in good standing in the state in which it was formed. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Contract and at Closing will have the full rights and authority and will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

8.2.2
Conflicts and Pending Action. There is no contract to which Purchaser is a party or, to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Contract. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Contract.

8.3
Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the Closing Date and shall survive the Closing for a period of nine (9) months, except however, the representations and warranties of Seller at Sections 8.1.6, 8.1.8 and
8.1.12 shall survive Closing for a period of six (6) months.

ARTICLE 9: DAMAGES AND CONDITIONS

9.1
Risk of Loss. The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Sections 9.2 and 9.3 below.

9.2
Damage. Seller shall promptly give Purchaser written notice of any damage to the Property once received from Tenant, describing such damage, whether such damage is covered by insurance, and the estimated cost of repairing such damage. If such damage is not material or is material but Purchaser does not elect to terminate this Contract pursuant to this Section 9.2, then Seller shall credit to Purchaser the amount of any insurance proceeds paid to Seller plus the amount of any unpaid deductibles or assign to Purchaser Seller’s right to receive insurance proceeds together with a credit in the amount of any unpaid deductible and, at Purchaser’s option, Seller shall assign to Purchaser any existing agreements relating to the restoration of the Property. If such damage is material, Purchaser may elect by notice to Seller given within 10 days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such 10-day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Contract, in which event the Earnest Money shall be immediately returned to Purchaser. Damage as to any one or multiple occurrences is material if such damage would permit a Tenant to terminate, or abate rent under, its Lease, adversely affect the access or future use of the Property or the cost to repair the damage, as reasonably estimated by Purchaser, plus lost rent after Closing resulting from the damage, exceeds $50,000.

9.3
Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are threatened or instituted with respect to the Property. Within two (2) days following receipt of such notice, Purchaser may, in writing, terminate this Contract (in which event the Earnest Money shall be promptly refunded to Purchaser) or proceed to close (pursuant to this Contract), in which event at the Closing, Seller shall turn over to Purchaser any award it has received with respect to such taking and shall assign (with any necessary third party consents) to Purchaser its right to any award. During the pendency of this Contract, Seller and Purchaser shall jointly negotiate and deal with the condemning authority in respect of such matter.

ARTICLE 10: MISCELLANEOUS

10.1
Parties Bound; Assignment. Seller may not assign this Contract without the prior written consent of Purchaser except to effect an Exchange pursuant to Section 10.2 hereof. Purchaser may assign this Contract, without Seller’s consent, to effect an Exchange pursuant to Section 10.2 hereof, or, provided such assignment is made without release of Purchaser, to any affiliate of Purchaser. Purchaser may not otherwise assign this Contract without the prior written consent of Seller.

10.2
Section 1031 Exchange. Either party may consummate the purchase and sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Contract; (ii) the exchanging party shall effect the Exchange through an assignment of this Contract, or its rights under this Contract, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase Contract for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party. The non-exchanging party shall not, by this Contract or acquiescence to the Exchange, have its rights under this Contract affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted that the Exchange in fact complies with § 1031 of the Code.

10.3
Headings. The article, section, subsection and other headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.4
Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5
Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the of Indiana.

10.6
Survival. The provisions of this Contract shall survive the Closing, subject to the express limitations set forth herein.

10.7
No Third Party Beneficiary. The provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

10.8
Time. Time is of the essence in the performance of this Contract.

10.9
Confidentiality. Seller shall make no public announcement or disclosure of any information related to this Contract to outside brokers or third parties, before or after the Closing, without the specific prior written consent of Purchaser, except for such disclosures to Seller’s investors, customers, rating agencies, lenders, creditors, officers, employees and agents as may be necessary to permit Seller to perform Seller’s obligations hereunder and to manage Seller’s investment portfolio.

10.10
Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by electronic mail, in which case notice shall be deemed delivered upon transmission of such notice, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

Seller:
AEI Income & Growth Fund XXII Limited Partnership AEI Income & Growth Fund 25 LLC
1300 Wells Fargo Place 30 East Seventh Street St. Paul, MN 55101
Attn: Asset Management
Email: assetmanagement@aeifunds.com With a copy to:
Grabarski Law PLLC
2233 Hamline Avenue North Suite 412
Roseville, MN 55113
Attn: Jodie Leigh Grabarski
Email: JGrabarski@GrabarskiLawPLLC.com and AJakkola@GrabarskiLawPLLC.com

Purchaser:
GH Willowbrook LLC
7702 S. Cass Avenue, Suite 130
Darien, IL 60561
Email: PGiadla@seneca-re.com With a copy to:
Daniel J. McCarthy III, Esq.
835 McClintock Drive, Second Floor Burr Ridge, IL 60527
Email: DJM@GSRNH.com

Title Company: Kristine Rosenthal First American Title Insurance Company 1380 17th Street Denver, CO 80202 Phone: (303) 876-1112; Email: krosenthal@firstam.com	Escrow Agent: Kristine Rosenthal First American Title Insurance Company 1380 17th Street Denver, CO 80202 Phone: (303) 876-1112; Email: krosenthal@firstam.com

10.11
Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto.

10.12
Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central Time.

10.13
Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by PDF or electronic copies of the signature pages.

10.14
Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

10.15
Remedies Cumulative. Except as expressly provided to the contrary in this Contract, the remedies provided in this Contract shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.16
Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Contract, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.17
Entirety and Amendments. This Contract embodies the entire contract between the parties and supersedes all prior contracts and understandings relating to the Property. This Contract may be amended or supplemented only by an instrument in writing executed by both Seller and Purchaser. Escrow Agent is a party to this Contract only with respect to Exhibit B, and any amendment of Exhibit B shall require the written agreement of Escrow Agent.

10.18
Listings and Other Offers. During the pendency of this Contract, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO REAL ESTATE CONTRACT BY AND BETWEEN

AND

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the Effective Date.

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
a Minnesota limited partnership
as to an undivided sixty-five percent (65%) tenant-in common interest

By:
AEI FUND MANAGEMENT XXI, INC.
a Minnesota corporation

By: /s/ Marni Nygard
Title: President

Date: 05/12/2025

AEI INCOME & GROWTH FUND 25 LLC
a Delaware limited liability company
as to an undivided thitiy-five percent (35%) tenant-in common interest

By:
AEI FUND MANAGEMENT XXI, INC.

By: /s/ Marni Nygard
Title: President

Date: 05/12/2025

"Seller"

GH WILLOWBROOK LLC, an Illinois limited liability company

By:
R. Peter Giadla, Manager

"Purchaser"

SIGNATURE PAGE TO REAL ESTATE CONTRACT BY AND BETWEEN

AND

IN WITNI\SS WHEREOF, the parties hereto have executed this Contract as of the Effective Date.

AEI INCOME & (GROWTI I FUND XXII LIMITED PARTNERSHIP
a Minnesota limited partnership
as to an undivided sixty-five percent (65%) tenant in common interest

By:
AEI FUND MANAGEMENT XXI, INC.
a Minnesota corporation
By:
Name:
Title:
Date:

AEI INCOME & GROWTH FUND 25 LLC
a Delaware limited liability company
as to an undivided thirty-five percent (35%) tenant-in common interest

By:
AEI FUND MANAGEMENT XXI, INC.
a Minnesota corporation

By:
Name:
Title:

Date:

GH WILLOWBROOK LLC, an Illinois limited liability company

By: /s/ R Peter Giadla
R. Peter Giadla, Manager

"Purchaser"

DATE: 5/10/25

Escrow Agent and Title Company have executed this Contract in order to agree to the terms and conditions of the Contract as applicable to Escrow Agent and Title Company, respectively, including, without limitation, the provisions of Exhibit B hereof.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Kristine Rosenthal
Name:Kristine Rosenthal

Title: Commercial Escrow Officer
“Escrow Agent” and “Title Company”

Dated: 5/12/2025

LIST OF EXHIBITS

A	-	Legal Description of Real Property
B	-	Escrow Instructions
C	-	Property Information
D	-	Purchaser’s Form Estoppel Certificate

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 4, TOWNSHIP 16 NORTH, RANGE 5 EAST IN MARION COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 4, TOWNSHIP 16 NORTH, RANGE 5 EAST; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST (ASSUMED BEAR-ING) ON AND ALONG THE NORTH LINE THEREOF 295.00 FEET TO A POINT THAT IS 1036.87 FEET NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST OF THE NORTHEAST CORNER OF THE WEST HALF OF SAID SOUTHEAST QUARTER SEC-TION; THENCE SOUTH 00 DEGREES 17 MINUTES 37 SECONDS EAST PARALLEL WITH THE WEST LINE OF SAID SOUTHEAST QUARTER 1293.50 FEET TO THE TRUE PLACE OF BEGINNING OF THE REAL ESTATE HEREIN DESCRIBED; CONTINUING THENCE SOUTH 00 DEGREES 17 MINUTES 37 SECONDS EAST PARALLEL WITH SAID WEST LINE 392.60 FEET TO THE CENTERLINE OF SAID ROAD #67 PAVEMENT (PENDLETON PIKE) PER I.S.H.C. PLANS PROJECT #263 DATED 1935; THENCE NORTH 58 DEGREES 19 MINUTES 02 SECONDS EAST ON AND ALONG SAID CEN-TERLINE 262.68 FEET TO THE SOUTHWEST CORNER OF REAL ESTATE CONVEYED TO LAWRENCE POST #261 VETERANS OF FOREIGN WARS, PER WARRANTY DEED RECORDED AS INSTRUMENT NO. 71-1216, IN THE OFFICE OF THE RECORDER OF MARION COUNTY, INDIANA; THENCE NORTH 00 DEGREES 23 MINUTES 06 SEC- ONDS EAST ON AND ALONG THE WEST LINE OF SAID REAL ESTATE 255.80 FEET TO A POINT ON A LINE WHICH BEARS NORTH 89 DEGREES 42 MINUTES 23 SEC-ONDS EAST FROM THE PLACE OF BEGINNING; THENCE SOUTH 89 DEGREES 42 MINUTES 23 SECONDS WEST 227.26 FEET TO THE PLACE OF BEGINNING.
TOGETHER WITH THOSE RIGHTS AS SET OUT IN EASEMENT AGREEMENT BY AND BETWEEN SINGLE JACK PARTNERS, LLC AND XANODYNE PHARMACEUTICALS, INC. DATED AUGUST 5, 2004 RECORDED AUGUST 6, 2004 AS INSTRUMENT NO. 2004-0154886.

EXCEPTING THEREFROM THAT PORTION OF REAL ESTATE CONVEYED TO STATE OF INDIANA RECORDED DECEMBER 17, 2001 AS INSTRUMENT NO. 2001-0226559 AND DESCRIBED AS FOLLOWS:
A PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 4, TOWN-SHIP 16 NORTH, RANGE 5 EAST, MARION COUNTY, INDIANA AND BEING THAT PART OF THE GRANTOR’S LAND LYING WITHIN THE RIGHT-OF-WAY LINES DE-PICTED ON THE ATTACHED RIGHT OF WAY PARCEL PLAT MARKED EXHIBIT “B”, DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID QUARTER SECTION; THENCE NORTH 89 DEGREES 52 MINUTES 23 SECONDS EAST 89.916 METERS (295.00 FEET) ALONG THE NORTH LINE OF SAID QUARTER SECTION TO THE CEN-TER LINE OF THUNDERBIRD ROAD; THENCE SOUTH 00 DEGREES 24 MINUTES 53 SECONDS EAST 511.627 METERS (1,678.57 FEET) ALONG THE CENTER LINE OF SAID THUNDERBIRD ROAD TO THE CENTER LINE OF U.S.R. 36/S.R. 67 AND THE POINT OF BEGINNING OF THIS DESCRIPTION; THENCE NORTH 00 DEGREES 24 MINUTES 53 SECOND WEST
31.239 METERS (102.49 FEET) ALONG THE CENTER LINE OF SAID THUNDERBIRD ROAD; THENCE NORTH 45 DEGREES 40 MINUTES 36 SECONDS EAST 12.692 METERS (41.64 FEET) TO THE POINT DESIGNATED AS 2104 ON SAID EXHIBIT “B” ON THE EAST BOUNDARY OF THUNDERBIRD ROAD; THENCE SOUTH 61 DEGREES 45 MINUTES 42 SECONDS EAST 8.079 METERS (26.51 FEET) TO THE POINT DESIGNATED AS 2063 ON SAID EXHIBIT “B”; THENCE NORTH 60 DEGREES 16 MINUTES 42 SECONDS EAST 61.105 METERS (200.48 FEET) TO THE EAST LINE OF THE GRANTOR’S LAND; THENCE SOUTH 00 DEGREES 14 MINUTES 59 SECONDS WEST 23.814 METERS (78.13 FEET) ALONG SAID EAST LINE TO THE CENTER LINE OF SAID U.S.R. 36/S.R. 67; THENCE SOUTH 58 DEGREES 11 MINUTES 09 SECONDS WEST 81.121 METERS (266.15 FEET) ALONG THE BOUNDARY OF SAID U.S.R. 36/S.R. 67 TO THE POINT OF BEGINNING AND CONTAINING 0.1842 HEC-TARES (0.455 ACRES), MORE OR  LESS,  INCLUSIVE  OF  THE  PRESENTLY  EXISTING  RIGHT-OF-WAY  CONTAINING  0.1375

HECTARES (0.340 ACRES), MORE OR LESS, LEAVING A NET ADDITIONAL TAKING OF 0.0467 HECTARES (0.115 ACRES), MORE OR LESS

EXHIBIT B ESCROW INSTRUCTIONS

1.
Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Contract occurs, the Escrow Agent shall deliver the Earnest Money into the closing escrow upon the instructions of Purchaser, to be applied against the Purchase Price.

2.
Termination before Expiration of Due Diligence Period. Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Contract, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate the Contract pursuant to Section 2.3, Escrow Agent shall pay the entire Earnest Money to Purchaser one business day following receipt of a copy of the Termination Notice from Purchaser (as long as the current investment can be liquidated in one day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent’s receipt of a copy of the Termination Notice despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent’s delivery of the Earnest Money to Purchaser pursuant to this paragraph, any remedy of Seller being against Purchaser, not Escrow Agent.

3.
Termination after Expiration of Due Diligence Period. Except as otherwise expressly provided herein, at any time after the expiration of the Due Diligence Period, upon not less than 5 business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said 5 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

4.
Interpleader. Subject to paragraph 2 above, in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Contract.

5.
Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Contract, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Contract or involving negligence on the part of the Escrow Agent.